Exhibit 99.1

J. Mark Howell Joins Angie’s List as Chief Operating Officer

INDIANAPOLIS — January 17, 2013 — Angie’s List (NASDAQ:ANGI), the national consumer review service, announces that J. Mark Howell will join the company as Chief Operating Officer.

Prior to Angie’s List, Mr. Howell served as President, Ingram Micro Mobility, North America, a subsidiary of Ingram Micro Inc. Mr. Howell came to Ingram Micro through their acquisition of BrightPoint, Inc. Mr. Howell was an 18 year member of BrightPoint’s senior management team serving in various roles including President, Chief Operating Officer and Chief Financial Officer. Mr. Howell will assume his responsibilities at Angie’s List effective March 1st.

“We are delighted to have Mark join our leadership team. His combination of operations and financial expertise will enhance our leadership team as our company continues its rapid growth,” said Angie’s List CEO, Bill Oesterle.

“I am excited to become a member of the Angie’s List team and join them in their commitment to creating incredible member and service provider experiences,” said J. Mark Howell. “I have admired Angie’s List and its innovative leadership team for years, and I look forward to contributing to the company’s rapid growth as we continue to build Angie’s List into the world’s most trusted marketplace for local services.”

Angie’s List helps consumers find the best local service providers in more than 200 cities in the U.S. and Canada using a highly reliable, subscription, business model that lets members learn about how companies perform based on the prior experiences of their neighbors.

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Angie’s List helps consumers have happy transactions with local service professionals in more than 550 categories of service, ranging from home improvement to health care. More than 1.7 million paid households use Angie’s List to gain unlimited access to local ratings, exclusive discounts, the Angie’s List magazine, and the Angie’s List complaint resolution service.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Angie’s List’s expectations with respect to its executive leadership team and growth opportunities. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Angie’s List from those projected. These and other risk factors are discussed in Angie’s List’s Form 10-Q for the quarter ended September 30, 2012, and other filings that Angie’s List makes with the SEC from time to time.

Contact:

Angie’s List Tom Ward Investor Relations 317-808-4527 tomw@angieslist